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EXHIBIT 15


April 20, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549


Re:  GA Financial, Inc.

   1.  Form S-8 (Registration No. 333-37837)

Ladies and Gentlemen:

We are aware that our report dated April 20, 1998 on our review of interim financial information of GA Financial, Inc. for the three month period ended March 31, 1998 and included in GA Financial, Inc.'s quarterly report on Form 10-Q for the period then ended is incorporated by reference in the registration statement referred to above. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,



/s/Coopers and Lybrand